Exhibit 10.2

ASSET PURCHASE AGREEMENT

By and Among

SYMMETRY MEDICAL NEW BEDFORD, LLC

and

SYMMETRY NEW BEDFORD REAL ESTATE, LLC

(Collectively the Purchaser)

and

DEPUY ORTHOPAEDICS, INC.

(Seller)

DATED: December 14, 2007

ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (“Agreement”), dated as of December 14, 2007, between Symmetry Medical New Bedford, LLC, a Delaware limited liability company and Symmetry New Bedford Real Estate, LLC, a Delaware limited liability company (collectively, the “Purchaser”), and DePuy Orthopaedics, Inc., an Indiana corporation (“Seller”).

WITNESSETH:

WHEREAS, Seller is in the business of developing, designing, manufacturing, marketing, distributing and selling orthopaedic implants, instruments and related accessories and products in the United States and worldwide through itself, its subsidiaries and affiliates;

WHEREAS, Purchaser wishes to purchase or acquire from Seller, and Seller wishes to convey, sell, assign and transfer or cause to be conveyed, sold, assigned and transferred to Purchaser, all of the assets (excluding assets in the GIC area), real estate and properties solely related to Seller’s New Bedford, Massachusetts facility (the “Division”), all for the purchase price and upon the term and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants, representations and warranties made herein, and of the mutual benefits to be derived hereby, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

The terms defined in this Article 1, whenever used in this Agreement (including in the Schedules), shall have the respective meanings indicated below for all purposes of this Agreement unless otherwise indicated. All references herein to a Section, Article or Schedule are to a Section, Article or Schedule of or to this Agreement, unless otherwise indicated.

“Affiliate” means, with respect to a given party, any entity that, directly or indirectly, controls, is controlled by or is under common control with such party. For purposes of this paragraph, “control” shall mean the ownership or interest in 50% or more of such entity or possession of the power to direct or cause the direction of management or policies of such entity whether through ownership of voting securities, by contract or otherwise.

“Applicable Law” means all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law and Real Property Laws), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) Governmental Approvals and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Assets” shall mean collectively the equipment and other items as defined in Section 2.1 as well as the Real Property as defined below and described on Schedule 2.1.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Closing” as defined in Section 3.1.

“Closing Date” as defined in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Collateral Agreements” mean the agreements and other documents and instruments described in Section 6.4.

“Commercial Software” means the Software utilized by Seller in connection with the Division that is not owned by Seller.

“Comparable Employment” means a position that has a substantially similar job description and substantially similar base rate of pay.

“Confidentiality Agreement” means the confidentiality agreement entered into between Seller and Symmetry Medical Inc. dated March 16, 2007.

“Consent” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including but not limited to any Governmental Authority.

“Contract” as defined in Section 4.1.10(a).

“Continuing Employee” shall mean any individual identified pursuant to Section 7.1.

“Damages” shall mean losses, Liabilities, deficiencies, costs and expenses directly incurred by a party (and if applicable, reasonable attorneys’ fees associated therewith).

“Division” means that certain manufacturing plant located on the Real Property.

“Dollars” or “$” means lawful money of the United States of America.

“Employee” means a full time employee of the Seller who is located at the Division.

 “Environmental Assessment” as defined in Section 5.2.4.

“Environmental Laws” means all Applicable Laws relating to the protection of the environment, to human health and safety, or to the preservation or reclamation of natural resources or to the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, whether now existing or subsequently amended or enacted,

“Environmental Liabilities” means all (i) losses arising out of the ownership or operation of the Division by the Seller on, under, above, or about the Real Property; and (ii) expenditures necessary to cause the Real Property to be in compliance with any and all material Environmental Laws as of the Closing Date as a result of any act or omission of Seller.

“Environmental Permits” means any federal, state and local permit, license, registration, consent, order, administrative consent order, certificate, approval or other authorization of Seller exclusively related to the Division.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” as defined in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 3.5.

“Financial Statements” means those statements set forth at Schedule 4.1.22(a).

“GAAP” means generally accepted accounting principles as in effect in the United States.

“GIC” means Global Instrument Center of Seller, which support Seller’s product development at the Division.

“GIC Employees” means the group of Seller employees at the Division who support the Global Instrument Center product development efforts.

“Governmental Approval” means any Consent of, with or to any Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indemnified Party” as defined in Section 9.2.

“Indemnifying Party” as defined in Section 9.2.

“Intellectual Property” means all United States and foreign (a) copyrights and similar rights, (b) the United States and foreign letters patent (including docketed patent disclosures awaiting filing, provisionals, reissues, revisions, divisions, continuations, continuations-in-part, extensions and re-examinations), patent disclosures awaiting filing determination, and improvements thereto, inventions (whether patentable or unpatentable and whether or not reduced to practice), and improvements thereto, processes, designs, formulae, trade secrets, know-how ideas, research and development, manufacturing and production processes and techniques, technical data, copyrightable works, engineering notebooks, databases, customer lists, confidential information, (c) Software, firmware, Internet Web sites (including the content thereof), (d) mask works and other semiconductor chip rights and applications, registrations and renewals thereof, (e) all similar intellectual property rights and know-how (including moral rights), (f) all rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, (g) rights of priority and protection of interests therein under the laws of any jurisdiction, and tangible embodiments of any of the foregoing (in any medium including electronic media), and (h) licenses of any of the foregoing.

“Intellectual Property Know How” means the manufacturing process know how to enable Purchaser to manufacture products under the Supply Agreement after the Closing.

“Inventories” shall mean finished goods inventory located at the Division, work-in-process inventory and raw material(s) inventory and all other inventory located at the Division.

“IRS” means the Internal Revenue Service.

“Key Employee” shall mean a member of the current management group located on site at the Division.

“Leased Property” means all leased personal property, including office equipment and machinery, located at the Division.

“Leases” means the real property lease between the Purchaser and the Seller related to the GIC area.

“Liability” or “Liabilities” means any and all debts, liabilities and/or obligations of any type, nature or description (whether known or unknown, asserted or unasserted, secured or unsecured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or to become due).

“Lien” means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, conditional sale or other title retention agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, whether caused or permitted by act, failure to act, operation of law or otherwise, including but not limited to such as may arise under any Contracts.

“Material Adverse Effect” means any event, occurrence, fact, condition, change or effect that has a materially adverse change or effect, respectively, on the Division, Assets, Assumed Liabilities, operations or results of operations of the Division, prospects, or condition (financial or otherwise) of the Division, taken as a whole, except any such change or effect resulting from or arising in connection with (i) this Agreement or the transactions contemplated hereby, (ii) changes in economic, regulatory or political conditions generally; or (iii) changes or conditions affecting the medical device industry or market for such medical device products generally; or (iv) changes or effects that are the result of actions taken by Purchaser that have an effect on the Division.

“Material Contracts” shall mean each written contract, agreement or commitment of Seller currently in effect which is related to the operation of the Division, which (i) has an unexpired term greater than twelve (12) months or (ii) requires aggregate future payments in excess of  $50,000 by Seller or the other party thereto or (iii) a license agreement in effect with respect to any portion of the Intellectual Property Know How that is material to the Division.

“Ordinary Course” means an action taken by a Person only if:

(i)            such action is consistent with the past practices of such Person or is taken in the ordinary course of the normal day-to-day operations of such Person; and

(ii)           such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons constituting a governing body of a Person exercising similar authority).

“Permitted Encumbrances” shall mean (i) easements, encroachments, rights of way and other such restrictions of record which are disclosed by the Title Commitment (as hereinafter defined) and the Survey (as hereinafter defined); provided that such matters, if any, do not individually or in the aggregate, (a) materially detract from the value or interfere with the current use of the Assets in a significant manner, (b) substantially interfere with or impair the operation or value of the Division or current use or occupancy of the Real Property; or (c) render title unmarketable; and (ii) building, zoning or subdivision laws or ordinances and other similar laws or governmental rules and regulations applicable to and having jurisdiction over the Real Property.

“Permitted Liens” shall mean  (i) all statutory liens for current Taxes or assessments not yet due and payable or delinquent or the validity of which are being contested in good faith and by appropriate proceedings, (ii) mechanics’, materialsmen’s, warehousemen’s’ and similar liens attaching by operation of law, incurred in the Ordinary Course of business and securing payments not delinquent or payments which are being contested in good faith; (iii) such other liens incurred or deposits made in the Ordinary Course of business in connection with worker’s compensation, unemployment insurance, social security and other similar laws where the underlying obligations are not yet delinquent; or (iii) such other liens, which individually and in the aggregate, are not material to the Division.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, joint venture, limited liability company, or other entity whether incorporated or not.

“Plan” or “Plans” as defined in Section 4.1.18.

“Purchase Price” as defined in Section 3.2.

“Purchase Price Adjustment” as defined in Section 3.3.

“Purchaser” as defined in the first paragraph of this Agreement.

“Purchaser Indemnities” as defined in Section 9.1(a).

“Purchaser’s Accountants” means Ernst & Young LLP.

“Purchaser’s Knowledge” means the actual knowledge of Purchaser, Purchaser’s Affiliates, Purchaser’s employees and/or Affiliate’s employees involved directly in the transaction contemplated by this Agreement.

“Real Property” means the real property located at 61 John Vertente Boulevard, New Bedford, Massachusetts, as more particularly described on Schedule 2.1, owned by Seller or Seller’s Affiliate Codman & Shurtleff, Inc., together with all other structures, facilities, improvements, signage, fixtures and systems and all easements, licenses, options, permits, rights and appurtenances relating to the foregoing.

“Real Property Laws” as defined in Section 4.1.15(e).

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing or other releasing into the environment, whether intentional or unintentional.

“Remedial Action” means all actions required to (i) clean up, remove, treat or in any other way remediate any failure to comply with any Environmental Laws.

“Salaried Employee” means an employee who receives a predetermined amount of pay per pay period regardless of the number of hours worked or the amount of work performed.

“Seller” as defined in the first paragraph of this Agreement.

“Seller’s Knowledge” means the actual knowledge of the Worldwide Vice President of Operations, Edward Mackey, US Director of Purchasing, Rod Wilson,  and does not include any other directors, officer, employee, agent or representative of Seller or any Affiliate of Seller.

“Software” means all computer software, including but no limited to, application software and system software, including all source code and object code versions thereof, in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media (including data and related documentation, user manuals, training materials, flow charts, diagrams, descriptive tests and programs, computer print-outs, underlying tapes, computer databases and similar terms), integrated circuits, embedded systems, and other electro-mechanical or processor based systems.

“Subsidiaries” means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

“Supply Agreement” as defined in Section 6.4(a).

“Taxes” means, all present or future (i) real and personal property taxes, (ii) value added, sales or use taxes, and (iii) payroll, withholding and/or social security taxes, imposed by any federal, state, county, or local government, or a subdivision, agency or taxing district thereof and is limited to Taxes associated with the Assets sold under this Agreement.

“Treasury Regulations” means the regulations prescribed pursuant to the Code.

ARTICLE 2

SALE AND PURCHASE OF THE ASSETS

2.1.         Assets.

(a)           On the Closing Date and subject to and upon the terms and conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver or will cause to be sold, assigned, transferred or delivered to Purchaser all of the right, title and interest in and to the assets solely related to the Division (the “Assets”), a list of which Assets is set forth on Schedule 2.1. Such Assets shall not include Excluded Assets as set forth in Schedule 2.2.

(b)           Such transfers, except as provided herein, will be effected by transferring to Purchaser such good and sufficient instruments of conveyance, transfer and assignment (the “Asset Transfer Documents”) as shall be necessary to transfer to Purchaser good and valid title to the Assets, free and clear of all Liens except Permitted Encumbrances and Permitted Liens. Purchaser and Seller shall execute on or prior to the Closing Date, such Asset Transfer Documents and other documents as may be necessary to affect the transfer of the Assets.

2.2.         Excluded Assets. Seller will retain and not transfer the following assets of the Division;

(a)           the assets listed on Schedule 2.2;

(b)           the name, marks and logos “DePuy Orthopaedics” and all variations thereof;

(c)           Seller’s and Seller’s Affiliates’ names, logos, trade names and trademarks;

(d)           all Intellectual Property associated with specific DePuy product designs;

(e)           all Intellectual Property including know-how relating to the Codman Cranial Perforator manufacturing process;

(f)            all Intellectual Property including know-how relating to the Type II Anodization process for Trauma Screws and Orthopaedic bone screws;

(g)           all Intellectual Property including know-how relating to Di-electric insulating Kynar coating for bi-polar forceps; and

(h)           all cash and tax refunds; and

(i)            Software licenses used by Seller in connection with the Assets or Division that cannot be transferred to a third party (collectively, the “Excluded Assets”).

ARTICLE 3

THE CLOSING

3.1.         Place and Date. The closing of the sale and the purchase of the Assets (the “Closing”) shall take place at 9:00 A.M. on the 25th day of January, 2008 at the offices of Barrett & McNagny, LLP, 215 East Berry Street, Fort Wayne, Indiana, or such other time and place upon which the parties may agree in writing prior to the scheduled Closing Date. The day on which the Closing actually occurs is herein sometimes referred to as the “Closing Date.”

3.2.         Purchase Price. On the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to pay Seller an aggregate of $45,000,000 in cash, subject to any adjustment required by Section 3.3 (the “Purchase Price”). The Purchase Price shall be payable by wire transfer to such bank account or accounts per written instructions of Seller and given to Purchaser at least five (5) business days prior to the Closing to which such payment relates.

3.3.         Purchase Price Adjustment. The Purchase Price will be adjusted, dollar for dollar, for any difference exceeding the amount of $25,000 between the value of the Inventory at Closing, as determined in accordance with Seller’s accounting practices at the Division, consistently applied, and the average monthly sum of such Inventory for the twelve (12) months ending immediately preceding the month that includes the Closing Date using the same practices. If the Closing Inventory discloses a positive net change, then the amount of such positive change shall be added on a dollar-for-dollar basis to the Purchase Price. If the Closing Inventory discloses a negative net change, then the Purchase Price shall be reduced on a dollar-for-dollar basis by the amount of such negative net change.

3.4.         Allocation of Purchase Price.

(a)           The parties will make reasonable efforts, prior to Closing, to agree on an allocation of the Purchase Price (“the Allocation”) among the Assets based upon an initial proposal submitted by Purchaser. If an initial agreement is reached, the final allocation will take into account any purchase price adjustment. The final allocation will be submitted by Purchaser to Seller for Seller’s review within 60 days after the Closing. If a final agreement is reached, Purchaser and Seller will (i) act in accordance with the Allocation in the preparation of financial statements and the filing of all Tax returns (including, without limitation, filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the Closing) and (ii) take no position inconsistent with the Allocation for all Tax purposes.

(b)           In connection with the determination of the foregoing Allocation, the parties shall cooperate with each other and provide such information as any of them shall reasonably request. In the event of any disagreement between the parties as to such allocation, the parties will seek the advice of a third party regional or national accounting firm to assist in resolution of the disagreement. The parties will each report the federal, state and local and other Tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent with such Allocation.

3.5.         Excluded Liabilities. Notwithstanding any provision hereof or any Schedule or Exhibit hereto to the contrary, and regardless of any disclosure to Purchaser, Purchaser shall not assume any Liabilities, obligations or commitments of the Seller relating to or arising out of the operation of the Division or the ownership of the Assets prior to the Closing, provided that Purchaser shall assume all liability including product liability claim arising from products sold by Purchaser after the Closing Date (regardless of whether such products are finished goods or work in process) or components of products manufactured by or at the Division prior to the Closing Date (the “Excluded Liabilities”).

3.6.         Consent of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign or transfer any interest in any Governmental Approval, instrument, contract, lease, permit or other agreement or arrangement or any claim, right or benefit arising thereunder or resulting therefrom if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof or affect adversely the rights of Purchaser or Seller thereunder; and any transfer or assignment to Purchaser by Seller of any interest under any such instrument, contract, lease, permit or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such Consent or approval is not obtained on or prior to the Closing Date, each party shall continue to use all reasonable efforts to obtain any such approval or Consent after the Closing Date until such time as such Consent or approval has been obtained in a lawful and economically feasible arrangement so as to provide that Purchaser shall receive the interest of Seller, as the case may be, in the benefits under any such instrument, contract, lease or permit or other agreement or arrangement, including performance by Seller, as the case may be, as agent, if economically feasible, provided that to the extent the foregoing shall require any action by Seller that would, or would continue to, affect the Division after the Closing, such action shall require the prior written consent of the Purchaser, which consent shall not be unreasonably withheld and provided Purchaser shall undertake to pay or satisfy the corresponding Liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefore hereunder if such Consent or approval had been obtained.

3.7.         Real Property Prorations. The following provisions shall govern the apportionment of income and expenses with respect to the Real Property:

3.7.1.      Utilities. Seller shall attempt to arrange for final meter readings on all utilities at the Real Property to be taken prior to the Closing Date. Seller shall be responsible for the payment of utilities used through the day preceding the Closing Date and Purchaser shall be responsible for the payment of utilities used on or after the Closing Date. With respect to any utility for which there is no meter, the expenses for such utility shall be prorated between Seller and Purchaser at Closing based upon the most current bill for such utility. Purchaser shall use commercially reasonable efforts to cause the transfer of utility company accounts from Seller to Purchaser as of the Closing Date. All deposits with utility companies will be returned to Seller upon Purchaser’s receipt of the same. Should Seller receive any bills or statements for utility services provided on or after the Closing Date, it shall promptly inform the utility it has sold the Division and give the bill or statement to the Purchaser.

3.7.2.      Taxes. Real Property taxes and special assessments (and charges in the nature of or in lieu of such assessments) on the Real Property for all fiscal years prior to the year of Closing shall be assumed and paid by Seller at or prior to Closing. The Real Property taxes and special assessments (and charges in the nature of or in lieu of such assessments) for and due in the 2008 fiscal year(1) on the Real Property shall be prorated through the Closing Date based on the last available tax bill records, and Purchaser shall receive a credit at Closing for all unpaid amounts owed by Seller for the time period beginning July 1, 2007 and ending on and including the Closing Date. Purchaser shall be responsible for all taxes and special assessments (and charges in the nature of or in lieu of such assessments) attributable to the Real Property after the Closing Date. If Seller has prepaid any taxes and special assessments (and charges in the nature of or in lieu of such assessments) attributable to the Real Property for a period extending beyond the Closing Date, Seller shall be reimbursed by Purchaser at Closing or promptly thereafter if Purchaser later becomes aware of such prepaid tax or assessment.

3.7.3.      Timing. The prorations described in this Section 3.7 shall be made on the Closing Date, as if Purchaser were vested with title to the Real Property during the entire day upon which Closing occurs. All prorations described in this Section shall be effectuated by increasing or decreasing, as the case may be, the amount of cash to be paid by Purchaser to Seller at Closing.

3.7.4.      Survival. The provisions of this Section 3.7 shall expressly survive Closing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1.         Seller’s Representations and Warranties. Buyer acknowledges and agrees that the Assets are sold on an “as is, where is” basis and Buyer agrees to accept the Assets in the condition they are in at the place they are located on the Closing Date based on its own inspection, examination and determination with respect to all matters and without reliance upon any express or implied representations or warranties of any nature, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing and except for the Minimum Purchases as defined in the Supply Agreement, Seller makes no representation or warranty with respect to any forecasts, projections, estimates or budgets delivered or made available to buyer of future revenues, future results of operations, future cash flows or future financial conditions of the Division. Subject to the foregoing Seller represents and warrants to Purchaser as the date hereof as follows:

4.1.1.      Authorization. Seller has the corporate power and authority to execute and deliver the Agreement, the Asset Transfer Documents and the Collateral Agreements and other agreements related to this transaction to which it is a party, to perform fully its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery by Seller of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate

(1) Seller and Purchaser acknowledge that the 2008 fiscal year for real estate tax purposes commenced on July 1, 2007 and ends on June 30, 2008, and that the real estate taxes owing for the 2008 fiscal year are payable in four (4) equal installments in August of 2007, in November of 2007, in February of 2008 and in May of 2008.

action of Seller and its parent company. Seller has duly executed and delivered this Agreement and Seller will have duly executed and delivered each of the Asset Transfer Documents and Collateral Agreements to which it is a party. This Agreement is, and on the Closing Date each of the Asset Transfer Documents and Collateral Agreements to which Seller is a party will be, legal, valid and binding obligations of Seller, enforceable against it in accordance with their respective terms. On the Closing Date each of the Asset Transfer Documents and Collateral Agreements to which Seller is a party will be legal, valid and binding obligations of Seller executing such agreements, enforceable against it in accordance with their respective terms.

4.1.2.      Corporate Status.

(a)           Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

(b)           Seller is duly qualified or licensed to do business and is in good standing in Massachusetts.

4.1.3.      No Conflicts, etc. The execution, delivery and performance by Seller of this Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), give rise to a right or claim of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation or loss of any material benefit under, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the Assets under (i) any Applicable Law applicable to Seller  thereof or any of the properties or assets of  Seller (including but not limited to the Assets), (ii) the certificate of incorporation or bylaws or other organizational documents of Seller or (iii) except as set forth in Schedule 4.1.3, any Contract or other contract, agreement or other instrument to which  Seller  thereof is a party or by which  Seller or any of their properties or assets, including but not limited to the Assets, may be bound or affected; provided, however, that no contravention detailed above shall be deemed a conflict unless or until it would have Material Adverse Effect on the Division. Except as specified in Schedule 4.1.3, no Governmental Approval or other Consent is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement and the Collateral Agreements or the consummation or performance of the transactions contemplated thereby.

4.1.4.      Absence of Undisclosed Liabilities. To Seller’s Knowledge, Seller has no Liabilities, whether known or threatened, arising out of or relating to the Division or the Assets, except (a) as set forth in Schedule 4.1.4, and (b) for Liabilities and obligations that (i) were incurred after the date of this Agreement in the Ordinary Course of business consistent with prior practice and (ii) will not have or result in, a Material Adverse Effect.

4.1.5.      Absence of Certain Changes and Events. Except as set forth in Schedule 4.1.5, since the date of October 26, 2007 (the fiscal month end for October 2007 in the Financial Statements), Seller has conducted the Division only in the Ordinary Course of business consistent with prior practice and has not, on behalf of, in connection with or relating to the Division or the Assets:

(a)           suffered any Material Adverse Effect;

(b)           incurred any obligation or Liability, absolute, accrued, contingent or otherwise, whether due or to become due, except current Liabilities for trade or business obligations incurred in connection with the purchase or goods or services in the Ordinary Course of business consistent with prior practice, none of which Liabilities, in any case or in the aggregate, could have a Material Adverse Effect;

(c)           discharged or satisfied any Lien other than those then required to be discharged or satisfied, or paid any obligation or Liability, absolute, accrued, contingent or otherwise, whether due or to become due, other than current Liabilities shown on the Balance Sheet and current Liabilities incurred since the date thereof in the Ordinary Course of business consistent with prior practice;

(d)           assigned, mortgaged, pledged or otherwise subjected to Lien, any property, business or assets, tangible or intangible, of the Division;

(e)           sold, transferred, leased to others or otherwise disposed of any of the Assets, except for Inventory sold in the Ordinary Course of business, or forgiven, canceled or compromised any debt or claim, or waived or released any right of substantial value;

(f)            received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which has had a Material Adverse Effect;

(g)           except in the Ordinary Course, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of any Employee;

(h)           failed to replenish the Division’s Inventories and supplies in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in the industry, or made any purchase commitment in excess of the normal, ordinary and usual requirements of its business or at any price in excess of the then current market price or upon terms and conditions more onerous than those usual and customary in the industry.

(i)            except in the Ordinary Course of business, increased the compensation or promoted any Key Employee; or

(j)            made any capital expenditure or capital additions or improvements regarding the Division or Assets in excess of $50,000, without the prior written Consent of Purchaser; or

(k)           taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

4.1.6.      Litigation. Except as set forth on Schedule 4.1.6, there is no action, claim, demand, suit, proceeding, arbitration, grievance, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or to Seller’s Knowledge threatened against Seller in connection with the Assets or the Division relating to or arising out of the transactions contemplated by this Agreement, and Seller knows of no reason to be aware of any basis for the same.

4.1.7.      Compliance with Laws; Governmental Approvals and Consents; Governmental Contracts.

(a)           Except as disclosed in Schedule 4.1.7(a) Seller has complied in all material respects with all Applicable Laws applicable to the Division and the Assets.

(b)           Schedule 4.1.7(b) sets forth all material Governmental Approvals and other Consents necessary for, or otherwise material to, the operation of the Division. Except as set forth in Schedule 4.1.7(b), all such Governmental Approvals and Consents have been duly obtained and are in full force and effect, and Seller is in compliance with each of such Governmental Approvals and Consents held by it with respect to the Assets and the Division.

(c)           To Seller’s Knowledge, there are no proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to the Division or the Assets and which would have a Material Adverse Effect before the Closing Date.

4.1.8. [Deliberately left blank]

4.1.9. Assets. Except as disclosed in Schedule 4.1.9, title to all the Assets will be conveyed or transferred free and clear of any and all Liens other than Permitted Liens and/or Permitted Encumbrances. The Assets, other than the Excluded Assets and all Intellectual Property Rights of Seller not used solely in the Division, together with the services and arrangements described in Section 4.1.9, comprise all assets and services primarily required for the continued operation of the Division.

4.1.10. Contracts.

(a)           Schedule 4.1.10(a) contains a complete and correct list of all material written agreements, contracts, commitments and other instruments and arrangements of Seller (x) by which any of the Assets are bound or affected or (y) which are solely related to the Division or the Assets other than purchase orders and other agreements worth less than $100,000 (the “Contracts”):

(i)            leases, licenses, permits, franchises, insurance policies, Governmental Approvals and other contracts concerning or relating to the Real Property;

(ii)           employment, consulting, agency, collective bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of current, future or former employees, officers or directors;

(iii)          licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property Know How;

(iv)          any agreements relating to the acquisition, sale, lease or disposal of the Division or any Assets (other than sales of inventory in the Ordinary Course of business) or involving continuing indemnity or other obligations;

(v)           orders and other contracts for the purchase or sale of materials, supplies, products or services;

(vi)          lease agreements providing for the leasing of personal property primarily used in, or held for use primarily in connection with, the Division ;

(vii)         contracts, agreements or commitments with any employee of Seller;

(viii)        As related to the Division, contracts containing covenants that in any way purport to restrict Seller’s business authority or limit the freedom of Seller to engage in any line of business or compete with any Person; and

(ix)           any other contracts, agreements or commitments that are material to the Division.

(b)           Seller has delivered to Purchaser complete and correct copies of all written Contracts, together with all amendments thereto set forth or required to be set forth in Schedule 4.1.10(a).

(c)           Except as set forth in Schedule 4.1.10(c), all Contracts are in full force and effect and enforceable against each party thereto.

4.1.11. Inventories. All Inventories are of good, usable and merchantable quality in all material respects and, except as set forth on Schedule 4.1.11, do not include obsolete or discontinued items as determined by Seller’s accounting practices at the Division. In addition,

a) all Inventories are of such quality as to meet the quality control standards of the Seller, and

b) all Inventories are located at the division.

4.1.12. Suppliers; Raw Materials. Schedule 4.1.12 sets forth (a) the names and addresses of all material suppliers from which the Division ordered raw materials, supplies, merchandise and other goods and services with an aggregate purchase price for each such supplier of $25,000 or more during the twelve (12) month period ended July 31, 2007 and (b) the amount for which each such supplier invoiced the Seller relating to the Division during such period. Seller has not received any notice or has any reason to believe that there has been any material adverse change in the price of such raw materials.

4.1.13. [Deliberately left blank]

4.1.14. Intellectual Property.

(a)           Title. For purposes of clarification only, no Intellectual Property is being sold in connection with the Division.

(b)           Seller agrees to take any and all commercially reasonable actions necessary under Applicable Law to ensure that Purchaser has use of and rights to the Intellectual Property Know How in connection with Purchaser’s obligations under the Supply Agreement. Seller also agrees to perform such other acts as Purchaser may reasonably require to enable Purchaser to perform its obligations pursuant to the Supply Agreement.

4.1.15. Real Property.

(a)           Real Property. Seller on the Closing Date will convey or cause to be conveyed to Symmetry New Bedford Real Estate, LLC good and marketable fee simple title to the Real Property described on Schedule 4.1.15(a) as being owned by Seller or an Affiliate, free and clear of any and all Liens other than Permitted Liens and/or Permitted Encumbrances. There are no outstanding options or rights of first refusal to purchase the Real Property, or any portion thereof or interest therein.

(b)           Fee and Leasehold Interests, etc. The Real Property constitutes all the fee interests in real property which will be transferred to Purchaser pursuant to this Agreement.

(c)           No Proceedings. To Seller’s Knowledge, there are no condemnation, eminent domain or other similar proceedings, suits or actions, pending or threatened affecting any portion of the Real Property. To Seller’s Knowledge, there is no writ, injunction, decree, order or judgment outstanding, nor any action, claim, suit or proceeding, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any Person of the Real Property.

(d)           Current Use. The use and operation of the Real Property in the conduct of the Division does not violate in any material respect any instrument of record or agreement affecting the Real Property. To Seller’s Knowledge, there is no violation of any covenant, condition, restriction, easement or order of any Governmental Authority having jurisdiction over such property or of any other Person entitled to enforce the same affecting the Real Property or the use or occupancy thereof. No damage or destruction has occurred with respect to the Real Property that would, individually or in the aggregate, have a Material Adverse Effect.

(e)           Compliance with Real Property Laws. To Seller’s Knowledge, the Real Property as presently used and operated complies in all material respects with all applicable building, zoning, subdivision and other land use and similar laws, requirements and conditions affecting the Real Property (collectively, the “Real Property Laws”), and Seller has not received any notice of violation or claimed violation of any Real Property Law. To Seller’s Knowledge, there is no pending or anticipated change in any Real Property Law that will have or result in a Material Adverse Effect upon the ownership, alteration, use, occupancy or operation of the Real Property or any portion thereof.

4.1.16. Environmental Matters.

(a)           Permits. All Environmental Permits are identified in Schedule 4.1.16(a), and Seller currently holds, and at all times has held, all such Environmental Permits necessary for the Division. Except as set forth in Schedule 4.1.16(a), Seller has not been notified by any relevant Governmental Authority that any Environmental Permit will be modified, suspended, canceled or revoked, or cannot be renewed in the Ordinary Course of business.

(b)           No Violations. Seller has at all times complied, and Seller is in compliance in all material respects, with all Environmental Permits and all applicable Environmental Laws pertaining to the Real Property (and the use, ownership or transferability thereof) and the Division, except such violations as would not have a Material Adverse Affect. Seller has not received any written notice of, and to Seller’s Knowledge, no Person has otherwise alleged, any violation by Seller of any Environmental Permits or any applicable Environmental Law relating to the conduct of the Division or the use, ownership or transferability of the Real Property.

(c)           No Actions. Except as set forth in Schedule 4.1.16(c), Seller has not caused or taken any action that has resulted or is reasonably likely to result in, or has been or is subject to, any Liability or obligation relating to the environmental conditions on, under, or about any Real Property, except for any Liabilities and obligations that, individually and in the aggregate, are not material to the Division and have not had or resulted in, and will not have or result in, a Material Adverse Effect.

(d)           Other. Except as set forth in Schedule 4.1.16(d):

(i)            Seller has not received any written notice, and Seller does not otherwise have any knowledge, that any of the Assets and the Real Property is related to or subject to any investigation or evaluation by any Governmental Authority, as to Environmental Liabilities.

(ii)           Seller is not subject to any outstanding order, judgment, injunction, decree or writ from, or contractual or other obligation to or with, any

Governmental Authority or other Person in respect of which Purchaser may be required to incur any material Environmental Liabilities arising from the Real Property or otherwise generated from the operation of the Division.

(e) Full Disclosure. Seller has disclosed and made available to Purchaser all material information about the Real Property.

4.1.17. Employees, Labor Matters, Etc. Except as set forth in Schedule 4.1.17, Seller is not a party to or bound by any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed in the operation of the Division. Since April 1, 2004, there has not occurred or, to Seller’s Knowledge, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity with respect to any employees employed by the Division. Seller has complied with all provisions of Applicable Laws pertaining to the employment of employees except for any failure so to comply that, individually or together with all such other failures, has not and will not result in a Material Adverse Effect.

4.1.18. Employee Benefit Plans and Related Matters. Seller is transferring no Employee Benefit Plans in connection with this Agreement. Except as set forth on Schedule 4.1.18, Seller has provided Purchaser with a summary of each material employee benefit or fringe benefit plan or agreement including without limitation forms of employment agreements and severance agreements (such plans and/or agreements, the “Plans”) covering Employees.

4.1.19. No Guarantees. None of the obligations or Liabilities of the Division incurred in connection with the operation of the Division is guaranteed by or subject to a similar contingent obligation of any other Person.

4.1.20. Books and Records. The books of account and other financial records of Seller, insofar as they relate solely to or affect the Division and the Assets, have been made available to Purchaser, are complete and correct in all material respects and represent actual bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

4.1.21. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Seller in such manner as to give rise to any valid claim against Purchaser for any brokerage or finder’s commission, fee or similar compensation in connection with the contemplated transaction.

4.1.22. Financial Statements. Seller has provided the Purchaser unaudited cost accounting schedules related to the Division for the Fiscal Years 2005 and 2006 and the Fiscal Year through October 2007 set forth in Schedule 4.1.22(a) (“Financial Statements”). The Financial Statements are to Seller’s knowledge based on GAAP except for those items listed in the notes to Schedule 4.1.22(a).

4.1.23. Taxes.

(a)           Except as set forth on Schedule 4.1.23, there are no claims pending against Seller for past due Taxes, and to Seller’s Knowledge there are no threatened claims related to the Division. Further, there are not now any matters under discussion with Federal, state, local or foreign authorities with respect to any additional Taxes related to the Division. All Taxes which Seller is or has been required by law to pay, withhold, or to collect related to the Division have been duly paid, withheld and collected.

(b)           All federal, state, local and foreign Tax returns required to be filed by Seller related to the Division have been filed on a timely basis and all such returns are in all material respects correct and complete. Except for Taxes set forth on Schedule 4.1.23, which are being contested in good faith and by appropriate proceedings, all Taxes related to the Division due and payable on or before the date hereof by Seller have been paid.

(c)           Except as set forth on Schedule 4.1.23, all Taxes required to be withheld by or on behalf of Seller in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other person with respect to the Division or the Assets have been withheld and such withheld taxes have either been duly and timely paid to the proper Governmental Authorities or set aside in accounts for such purpose.

(d)           Except as set forth on Schedule 4.1.23, no Taxes with respect to the Division, are currently under audit by any Governmental Authority and no issue has been raised in writing by any Governmental Authority in the course of any audit with respect to Taxes.

(e)           Except as set forth on Schedule 4.1.23, there is no action, audit, litigation or administrative appeal pending or, to Seller’s Knowledge, proposed or threatened against or relating to Seller with respect to the Division or Assets in connection with Taxes.

4.1.24. [Deliberately left blank]

4.1.25. Insurance. Schedule 4.1.25 contains a complete and correct Schedule of Insurance maintained by Seller in connection with the Assets or the Division.

4.2.         Purchaser’s Representations and Warranties. As of the date hereof and as of the Closing Date, Purchaser represents and warrants to Seller as follows:

4.2.1. Corporate Status; Authorization, etc. Each Purchaser is a limited liability company, duly organized, validly existing and, in good standing, under the laws of Delaware with full power and authority to execute and deliver the Agreement and the Collateral Agreements to which it is a party, to perform its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the Collateral Agreements to which each Purchaser is a party, and the consummation of the transactions contemplated hereby and thereby have been, duly authorized by all requisite action of each Purchaser. Each Purchaser has duly executed and delivered this Agreement and each Purchaser will have duly executed and delivered the Collateral Agreements to which it is a party. This Agreement is, and on the Closing Date each of the Collateral Agreements to which each Purchaser is a party will be, valid and legally binding obligations of Purchaser, enforceable against such Purchaser in accordance with their respective terms. On the Closing Date, each of the Collateral Agreements to which each Purchaser is a party will be legal, valid and binding obligations of such Purchaser, enforceable against it in accordance with their respective terms.

4.2.2. No Conflicts, etc. The execution, delivery and performance by each Purchaser of the Agreement and each of the Collateral Agreements to which it is a party, and the consummation of the transactions contemplated thereby, do not and will not conflict with or result in a violation of or under (with or without the giving of notice or the lapse of time or both) (i) the certificate of organization or operating agreement or other organizational documents of Purchaser, (ii) any Applicable Law applicable to Purchaser or its Affiliates or any of its or their properties or assets or (iii) any contract, agreement or other instrument applicable to Purchaser or any of its Affiliates or any of its or their properties or assets, except, in the case of clause (iii), for violations and defaults that, individually and in the aggregate, have not and will not materially impair the ability of Purchaser to perform its obligations under the Agreement or under any of the Collateral Agreements to which it is a party. Except as specified in Schedule 4.2.2, no Governmental Approval or other Consent is required to be obtained or made by Purchaser in connection with the execution and delivery of the Agreement or the Collateral Agreements or the consummation of the transactions contemplated thereby.

4.2.3. Litigation. There is no action, claim, suit or proceeding pending, or to Purchaser’s Knowledge threatened, by or against or affecting Purchaser that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with the transactions contemplated by this Agreement or of any action taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

4.2.4. Brokers, Finders, etc. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of Purchaser or its Affiliates in such manner as to give rise to any valid claim against Seller for any brokerage or finder’s commission, fee or similar compensation in connection with the contemplated transaction.

ARTICLE 5

COVENANTS

5.1.         Covenants of Seller.

5.1.1.      Conduct of Division. From the date hereof to the Closing Date, except as expressly permitted or required by this Agreement or as otherwise consented to by Purchaser in writing, Seller will:

(a)           carry on the operation of the Division including maintaining the Real Property in, and only in, the Ordinary Course of business, in substantially the same manner as heretofore conducted, and use all reasonable efforts to (i) preserve the Assets in good operating condition and repair; (ii), keep available the services of its present Key Employees, and (iii) preserve its relationship with suppliers and others having business relationships with it;

(b)           pay accounts payable and other obligations of the Division when they become due and payable in the Ordinary Course of business consistent with prior practice;

(c)           perform in all material respects all of its obligations under all Contracts and other agreements and instruments relating to or affecting the Division or the Assets, and comply in all material respects with all Applicable Laws applicable to it, the Assets or the Division;

(d)           not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any Employee employed in the operation of the Division except for normal merit and/or retention bonuses;

(e)           not enter into or assume any material agreement, contract or instrument relating to the Division, or enter into or permit any material amendment, supplement, waiver or other modification in respect thereof except in the Ordinary Course of business or as is necessary and appropriate in Seller’s reasonable determination to maintain the Assets or any part of the Assets;

(f)            not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 4.1.5; and

(g)           purchase Inventories only in the Ordinary Course of business.

5.1.2.      Covenant Not to Solicit Continuing Employees.

(a)           For a period of two (2) years after the Closing Date, Seller shall not directly solicit, recruit or divert any Continuing Employees or recommend or otherwise suggest that any Continuing Employees terminate their employment with Symmetry.

(b)           For a period of 18 months in addition to the restriction in (a) above, Seller shall not through general advertisement or otherwise indirectly solicit any Key Employee.

(c )          For a period of one (1) year in addition to the restriction in (a) above, Seller shall not through general advertisement or otherwise indirectly solicit any Continuing Employee.

5.1.3.      Access and Information.

(a)           So long as this Agreement remains in effect, Seller will afford Purchaser, Purchaser’s prospective lenders and their respective accountants, counsel, consultants, employees and agents, full and free access during normal business hours to, and furnish them with all documents, records, work papers and information solely related to the Division and the Assets, as Purchaser shall from time to time reasonably request.

(b)           Seller will retain all books and records solely relating to the Division in accordance with Seller’s record retention policies as presently in effect.

5.1.4.      Financial Statements. From the date hereof, and to the Closing Date, Seller agrees to provide to Purchaser on a monthly basis financial information consistent with, and containing the same detail as, the Financial Statements.

5.1.5.      Further Actions.

(a)           Seller agrees to use all commercially reasonable efforts to consummate the transactions contemplated by the expected Closing Date.

(b)           Seller, as promptly as practicable, will use all commercially reasonable efforts to obtain, or cause to be obtained, all Consents necessary to be obtained by Seller in order to consummate the sale and transfer of the Assets pursuant to the Agreement and the consummation of the other transactions contemplated thereby.

(d)           At all times prior to the Closing, Seller shall promptly notify Purchaser in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Sections 6.1 and 6.2 to be satisfied, promptly upon either of them becoming aware of the same.

5.1.6.      Further Assurances. For a period of up to eighteen (18) months after the Closing Date, if either the Purchaser or the Seller becomes aware that any material asset that is exclusively related to the Division has not been transferred to the Purchaser, or that any asset, right or other property which is not exclusively related to the Division has been transferred to the Purchaser, it shall promptly notify the other and the parties hereto shall, as soon as reasonably practicable, ensure that such asset is transferred to the correct party at each party’s expense, subject to any necessary prior third party Consent or approval, to:

(a)           the Purchaser, in the case of an asset, right, benefit or other property which is exclusively related to the Division and which was not transferred at the Closing Date (provided Seller, at its option, may elect to pay cash in lieu of transferring such asset, right, benefit or other property to the Purchaser); or

(b)           the Seller, in the case of an asset, right, benefit or other property transferred at Closing that is not exclusively related to the Division.

5.1.7.      Liability for Transfer Taxes. The parties shall be jointly responsible for the timely payment of all transfer taxes (including, without limitation, bulk sales), use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, firearm, ammunition, license and other similar taxes and fees (“Transfer Taxes”), arising out of or in connection with or attributable to the transactions effected pursuant to this Agreement. Seller shall prepare and timely file all tax returns required to be filed in respect of Transfer Taxes (including, without limitation, all notices required to be given with respect to bulk sales taxes), provided that Purchaser shall be permitted to prepare any such tax returns for which filing is the primary responsibility of Purchaser under applicable law. Purchaser’s preparation of any such tax return shall be subject to Seller’s approval, which approval shall not be withheld unreasonably.

5.2.         Covenants of Purchaser.

5.2.1.      Further Actions.

(a)           Purchaser agrees to use all reasonable good faith efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the expected Closing Date.

(b)           Purchaser will, as promptly as practicable, file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Purchaser pursuant to Applicable Law in connection with this Agreement, the Collateral Agreements, Purchaser’s acquisition of the Assets pursuant to this Agreement, and the consummation of the other transactions contemplated thereby, including but not limited to filings pursuant to the HSR Act, if any.

(c)           Purchaser will coordinate and cooperate with Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Seller in connection with the filings and other actions contemplated by this Agreement.

(d)           At all times prior to the Closing, Purchaser shall promptly notify Seller in writing of any fact, condition, event or occurrence that will or may result in the failure of any of the conditions contained in Sections 6.1 and 6.3 to be satisfied, promptly upon becoming aware of the same.

5.2.2.      Further Assurances. Following the Closing, Purchaser shall, and shall cause its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be reasonably necessary, or otherwise reasonably requested by Seller, to confirm and assure the rights and obligations provided for in this Agreement, and in the Collateral Agreements and render effective the consummation of the transactions contemplated thereby.

5.2.3.      Publicity; Tax Disclosure.

(a)           No party to this Agreement shall originate any publicity, news release or other public announcement, written or oral, whether relating to this Agreement or the existence of any arrangement between the parties, without the prior written consent of the other party whether named in such publicity, news release or other public announcement or not, except where such publicity, news release or other public announcement is required by law; provided that in such event, the party issuing same shall still be required to consult with the other party whether named in such publicity, news release or public announcement or not, a reasonable time prior to its release to allow the other party to comment thereon and, after its release, shall provide the other party with a copy thereof. If Purchaser, based on the advice of its counsel, determines that this Agreement, or any of the other documents executed in connection herewith, must be filed with the Securities and Exchange Commission (“SEC”), then Purchaser, prior to making any such filing, shall provide Seller and its counsel with a redacted version of this Agreement (or any other related documents) which it intends to file, and will give due consideration to any comments provided by Seller or its counsel and use its best efforts to ensure the confidential treatment by the SEC of those sections specified by Seller or its counsel.

(b)           The foregoing provisions on confidentiality and restricted use shall not apply to information relating to possible tax treatments or tax structures to the extent any transaction contemplated by this Agreement would otherwise be classified with respect to Seller or its Affiliates as a reportable transaction pursuant to Treasury Reg.1.6011-4 (2003).

5.2.4.      Environmental Assessment. Purchaser shall retain environmental consultants to conduct an environmental assessment of the Real Property and the other assets, equipment and facilities owned, leased, operated or used by Seller in the Division (the “Environmental Assessment”), to include physical inspections of the Real Property and such assets, equipment and facilities, review of all relevant records in the possession or custody or under the control of Seller, review of relevant governmental agency records and contact with governmental agency personnel, conduct of sampling activities and any other investigatory activities of a scope satisfactory to Purchaser. Purchaser shall provide five (5) days prior written notice of the date or dates proposed for such consultants’ inspection. Such inspection shall be undertaken at reasonable times agreed to by the parties and shall not interfere unduly with the Seller’s operation of the Division or use of or access to the Real Property. The costs of the Environmental Assessment shall be borne by Purchaser. Purchaser shall provide to Seller a copy of all reports issued by its environmental consultants as part of the Environmental Assessment and shall provide reasonable opportunities for Seller or its environmental consultants to discuss with Purchaser any questions Seller may have regarding such reports.

5.2.5.      No Undue Interference. From the date hereof to the Closing Date, Purchaser shall not interfere with the Assets, the Division, the Key Employees or the Employees.

ARTICLE 6

CONDITIONS PRECEDENT

6.1.         Conditions to Obligations of Each Party. The obligations of the parties to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

6.1.1.      No Injunction, etc. Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority. No court or other Governmental Authority shall have construed any Applicable Law to make illegal the consummation of the transactions contemplated hereby or by the Asset Transfer Documents or the Collateral Agreements, and no proceeding with respect to the legality of the transactions contemplated hereby under any Applicable Law shall be pending.

6.2.         Conditions to Obligations of Purchaser. All of the obligations of Purchaser hereunder are subject to fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Purchaser in writing):

6.2.1.      All representations and warranties of Seller contained herein shall be accurate, true and correct in all material respects at and as of the Closing Date, except for: (i) representations and warranties made as of a specified date, which shall be accurate, true and correct in all material respects as of the date specified; or (ii) breaches and inaccuracies that do not have a Material Adverse Effect, and Purchaser shall have received a “bring down” certificate of an officer of Seller, dated the Closing Date, to such effect.

6.2.2.      Seller shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Seller at or before the Closing, except for terms, provisions and conditions that do not have a Material Adverse Effect.

6.2.3.      Seller shall have delivered to Purchaser a certificate of a Secretary or an Assistant Secretary of Seller enclosing a copy of (i) its certificate of incorporation, as amended, certified by the Secretary of State of the State of Indiana, (ii) its by-laws, and (iii) Board resolutions authorizing Seller to enter into this Agreement and to consummate the transactions contemplated hereby.

6.2.4.      No law, governmental regulations, rule, directive, or proceeding shall be pending, which would prevent or restrain completion of the transactions contemplated hereunder.

6.2.5.      As of the Closing Date, the condition of the Division or the Assets taken as a whole shall not have changed in a material adverse way from their condition on the Effective Date.

6.2.6.      The Purchaser shall have received a Special Warranty Deed dated as of the Closing Date, conveying good, marketable and fee simple title to Purchaser with respect to each parcel of Real Property, subject only to Permitted Liens and such documents as may be reasonably required by the Title Company to issue each title policy required to be delivered hereunder, together with any necessary transfer declarations or other filings or documents required for the recordation of said warranty deed.

6.2.7.      Lender Approval. Purchaser shall have obtained sufficient funding approval to consummate the transactions contemplated by this Agreement pursuant to financing arrangements consistent with those set forth in the Commitment Letter from Wachovia Bank dated November 20, 2007, except that Section 2.G. of such letter shall be deemed deleted.

6.3.         Conditions Precedent to Seller’s Obligations. All of the obligations of Seller hereunder are subject to the fulfillment, prior to or at the Closing, of the following conditions (compliance with which or the occurrence of which may be waived in whole or in part by Seller in writing):

6.3.1.      All representations and warranties made by Purchaser in this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except to the extent, if any, Seller shall have waived the same in writing);

6.3.2.      Purchaser shall have performed and complied in all material respects with all the terms, provisions and conditions of this Agreement to be complied with and performed by Purchaser at or before the Closing; and Seller shall have received a certificate of an officer of Purchaser dated the Closing Date, certifying to such effect;

6.3.3.      Purchaser shall have delivered to Seller a certificate of a Secretary or an Assistant Secretary of Purchaser enclosing a copy of (i) its articles of incorporation, as amended, certified by the Secretary of State of the State of Delaware, (ii) its by-laws, and (iii) Board resolutions authorizing Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby;

6.3.4.      No law, governmental regulations, rule, directive, or proceeding shall be pending, proposed or threatened which would prevent or restrain completion of the transactions contemplated hereunder; and

6.3.5.      Seller shall have received the Purchase Price in accordance with Section 3.2.

6.4.         Collateral Agreements. Purchaser and/or Seller shall have entered into or received copies of each of the following Collateral Agreements:

(a)           A Supply Agreement, in the form attached hereto as Exhibit A;

(b)           A Transitional Services Agreement, in the form attached hereto as Exhibit B;

(c)           A Lease to Seller for space for a Global Instrument Center within the Division and a portion of the Real Property for a period of at least one (1) year, in the form attached as Exhibit C;

(d).          Environmental Assessment. Purchaser shall have received the Environmental Assessment, which it shall obtain pursuant to Section 5.2.4 above, which shall be in form and substance satisfactory to Purchaser in the exercise of reasonable commercial judgment.

(e).          Title Insurance. Purchaser shall have received, at its cost, from a nationally recognized title insurance company (the “Title Company”) satisfactory to Purchaser an irrevocable commitment (the “Title Commitment”) to issue a fee owner’s title insurance policy (American Land Title Association (“ALTA”) Owner’s Policy form 1992) to Purchaser and a mortgagee’s title insurance policy to the lender designated by Purchaser, with respect to the Real Property, together with any title endorsements reasonably requested by Purchaser and/or its lender, showing that the Seller or an Affiliate can convey to Purchaser good, marketable and fee simple title to the Real Property, subject only to Permitted Liens and/or Permitted Encumbrances, with extended coverage over all general exceptions. Seller shall have delivered to the Title Company any affidavits or other documents required by the Title Company in connection with the delivery of the owner’s title insurance policy and mortgagee’s title insurance policy.

(f).           Survey. Purchaser shall have received, at its sole option and cost, a survey (the “Survey”) of the Real Property, which Purchaser will order and obtain, dated within thirty (30) days of the Closing Date, prepared by a surveyor (the “Surveyor”) duly licensed by and registered in the state where the Real Property is located, reasonably acceptable to Purchaser and the Title Company and certified to Purchaser, the Title Company and Purchaser’s lender and counsel, in form and substance satisfactory to Purchaser, the Title Company and Purchaser’s lender and counsel, prepared in accordance with and complying with the current minimum detail requirements for land title surveys as most recently adopted by the ALTA, the American Congress on Surveying and Mapping, and the National Society of Professional Surveyors (2005), including the following Table A optional requirements: 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(a), 13, 16, 17 and 18, and without limiting the foregoing, is in form satisfactory to enable the Title Company to delete the standard survey exception from the Title Commitment. Seller shall provide reasonable access to the Real Property to allow Purchaser and the Surveyor to prepare the Survey.

(g).          FIRPTA Certificate. Purchaser shall have received a certificate of Seller dated the Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of Seller and stating that Seller is not a “foreign person” within the meaning of Section 1445 of the Code and stating further that

Seller is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii), such certificate to be in the form set forth in the Treasury Regulations thereunder.

6.5          Software Licenses. Notwithstanding Section 2.2(i), Seller shall assist Purchaser to obtain, at Seller’s own cost and expense, such software licenses for applications software identified in Schedule 6.5 necessary to allow the Purchaser to manufacture the products to be supplied under the Supply Agreement. Such software licenses shall be in the name of Purchaser or one of its designated Affiliates and will be delivered or made available to Purchaser promptly after Closing, unless otherwise agreed to by the parties.

ARTICLE 7

EMPLOYEES AND EMPLOYEE BENEFIT PLANS

7.1.         Offer of Comparable Employment. Seller has provided to Purchaser, prior to execution of this Agreement, a list of Employees, attached hereto as Schedule 7.1, that Seller proposes that Purchaser employ and be given Comparable Employment, and prior to Closing, Purchaser shall strike any Employee to whom it will not offer employment after Closing. All individuals who accept Purchaser’s offer of employment shall be referred to as “Continuing Employees.”

7.2          Continuing Employment. Prior to the Closing Date, Seller shall retain the right to continue its compensation practices in the Ordinary Course of business consistent with past practice. After the Closing Date, Purchaser agrees to maintain and continue such generally Comparable Employment for each Continuing Employee for a period of at least one (1) year following the Closing Date, except for any such Employee whose employment is terminated for failure to perform or otherwise “for cause.” Notwithstanding the foregoing, Purchaser may terminate a Continuing Employee in the period between the Closing Date and the one (1) year anniversary of the Closing Date (the “Notice Period”); provided that; in each case, Purchaser provides notice to Seller prior to termination of any Continuing Employee during the Notice Period, and obtains Seller’s approval, which will not be unreasonably withheld. Such terminated Continuing Employees shall receive the standard severance benefits offered by Purchaser at the time of termination.

7.3.         Benefits. Unless otherwise specified in this Article 7, each Continuing Employee will be covered under the employee benefit plans of Purchaser available to other employees of Purchaser who are employed in similar categories of employment. Purchaser shall offer each Continuing Employee the opportunity, as of the Closing Date, to participate in all of Purchaser’s employee benefit plans for which each such Employee would be eligible under the terms for such plans. Nothing contained in this Article 7 shall be construed as requiring Purchaser to adopt or continue any specific employee benefit plans or to offer employment to any Employee. Within the 30-day period prior to the Closing Date, Purchaser shall, to the extent practical, provide to Seller, at Seller’s option, with copies of either Purchaser’s employee benefit plans (including, but not limited to, medical and dental insurance plans, life insurance plan, pension plan, savings plan, short-term and long-term disability plans, tuition reimbursement plans, employee stock ownership plan, vacation plan and severance or termination plan) or summary plan descriptions of such employee benefit plans. For vesting and eligibility purposes under all of Purchaser’s employee benefit plans entities and agencies, all Continuing Employees shall be given full credit for all service with Seller, Seller’s Affiliates or Seller’s former Affiliates. In addition to such recognition of all such prior service for purposes of vesting and eligibility, all Continuing Employees shall be given credit for such prior service for purposes of (i) accrual of severance benefits and (ii) accrual of vacation benefits. Schedule 7.3 hereto lists all periods of service of a Continuing Employee with Seller, Seller’s Affiliates or Seller’s former Affiliates, and Purchaser shall be entitled to rely on such Schedule 7.3 for the purposes of determining periods of prior service under this Section 7.3.

7.4.         Medical Benefits Requirements. Purchaser agrees that in complying with the benefit requirements set forth in this Article 7: (a) Purchaser shall cause its employee benefit plans to waive (i) any pre-existing condition or restriction which was waived under the terms of any analogous Plan of Seller immediately prior to the Closing and (ii) any waiting period limitation which would otherwise be applicable to a Continuing Employee on or after the Closing, to the extent such Continuing Employee had satisfied any similar waiting period limitation under an analogous Plan of Seller prior to the Closing and (b) all expenses incurred by Continuing Employees in 2008 prior to the Closing Date for deductible amounts or maximum out-of-pocket amounts for 2008 under Seller’s comprehensive medical/dental benefit plan will be applied towards and reduce, on a dollar for dollar basis, any such amounts under Purchaser’s analogous plan(s).

7.5.         2008 Vacation. If after deduction of vacation time actually taken by a Continuing Employee in 2008, such Employee would be entitled to more vacation time in 2008 under Seller’s vacation policy, such Employee shall be entitled to the lesser of: (i) such excess vacation time; or (ii) one week, and in either case, without pay. Seller shall provide Purchaser with Employee vacation accrual information in a timely manner and in no event later than thirty (30) days prior to Closing. Seller agrees to pay each Employee for all accrued and unused vacation through the Closing Date as set forth in Schedule 7.5 hereto.

7.6.         Seller Obligations for Pre-existing Benefits Claims. Employees who have vested rights or entitlement to benefits under any of the benefit plans of Seller or its Affiliates shall remain entitled to receive such benefits from Seller or its Affiliates in accordance with the terms of such plans (“Covered Employees”). Seller remains responsible for death claims based on death occurring on or before the Closing Date and for medical and dental claims for services rendered to Covered Employees and their eligible dependents on or before the Closing Date. Covered Employees receiving short- or long-term disability benefits as of the Closing Date shall, to the extent provided under the benefit plans of Seller, remain the responsibility of Seller until the end of their disability period.

7.7.         Seller Responsibility for Pension Plans. It is understood and agreed that except as expressly set forth in this Article 7, Purchaser shall not assume (a) any Liability for Pension Plan benefits or under any employee benefit plan sponsored by Seller that may be owing to any Employee as a result of his or her employment with Seller or (b) any other obligation or Liability of Seller (i) to any present or former employee of Seller arising as a result of his employment with Seller, including, without limitation, compensation, vacation, severance or termination pay or (ii) otherwise arising from Seller’s employer-employee relationship with the Employees.

7.8          Employment Taxes.

(a)           Seller and Purchaser will, and Purchaser will cause its Affiliates to, (i) treat Purchaser as a “successor employer” and Seller as a “predecessor,” within the meaning of sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Continuing Employees who are employed by the Purchaser for purposes of taxes imposed under the United States Federal Unemployment Tax Act (“FICA”) or the United States Federal Insurance Contributions Act (“FUTA”) and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each such Continuing Employee for the calendar year within which the Closing Date occurs.

(b)           At the request of Purchaser with respect to any particular applicable tax law relating to employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care or other similar tax other than taxes imposed under FICA and FUTA, Seller and Purchaser will, and Purchaser will cause its Affiliates to, (i) treat Purchaser or Purchaser’s Affiliate as a successor employer and Seller as a predecessor employer, within the meaning of the relevant provisions of such tax law, with respect to Continuing Employees who are employed by Purchaser or its Affiliates and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one individual information reporting form pursuant to each such tax law with respect to each such Continuing Employee for the calendar year within which are Closing Date occurs.

ARTICLE 8

TERMINATION

8.1.         Purchaser Termination. This Agreement may be terminated by Purchaser: (a) at any time prior to the Closing, if Seller shall have (i) failed to comply with any of its covenants, conditions, or agreements contained in this Agreement, or (ii) if any one or more of the representations or warranties of Seller contained in this Agreement shall prove to have been inaccurate in any material respect when made and such failure or such representation or warranty has a Material Adverse Effect as of the Closing, and Purchaser shall have given Seller a reasonable opportunity to cure any such failure to so comply before the Closing; (b) at the Closing, if any of the conditions precedent to the performance of Purchaser’s obligations at the Closing shall not have been fulfilled; or (c) if the Closing shall not have occurred on or before March 28, 2008, or such later date as the parties may mutually agree.

8.2.         Seller Termination. This Agreement may be terminated by Seller: (a) at any time prior to the Closing, if (i) Purchaser shall have failed to comply with any of its covenants, conditions, or agreements contained in this Agreement, or (ii) if any one or more of the representations or warranties of Purchaser contained in this Agreement shall prove to have been inaccurate in any material respect when made; and such failure would adversely affect the ability of Purchaser in any material respect to consummate the transactions contemplated hereby and Seller shall have given Purchaser a reasonable opportunity to cure any such failure to so comply before the Closing; (b) at the Closing, if any of the conditions precedent to the performance of Seller’s obligations at the Closing shall not have been fulfilled; or (c) if the Closing shall not have occurred on or before March 28, 2008, or such later date as the parties may mutually agree.

8.3.         Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1 and/or 8.2, this Agreement shall become void and have no effect, without any Liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except as specified in Section 10.1 and except for any Liability resulting from such party’s breach of this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1.         Indemnification.

(a)           By Seller. Seller covenants and agrees to defend, indemnify and hold harmless Purchaser, its officers, directors, employees, agents, representatives and Affiliates (collectively, the “Purchaser Indemnitees”) from and against, and pay or reimburse Purchaser Indemnitees for, any and all Damages, including out-of-pocket expenses and reasonable attorneys’, resulting from or arising out of:

(i)            any material uncured breach of any representation or warranty made by Seller in this Agreement;

(ii)           any material failure of Seller to perform any covenant or agreement hereunder or fulfill any other obligation in respect thereto;

(iii)          any Excluded Liabilities or Excluded Assets;

(iv)          any and all Taxes of Seller not relating to or arising out of the Division and any Pre-Closing Taxes related to the Division;

(vi)          all Environmental Liabilities incurred prior to the Closing;

(vii)         any product returns with respect to products sold prior to the Closing;

Seller shall not be required to indemnify any Purchaser Indemnitee with respect to any claim for indemnification unless and until the aggregate amount of all claims against Seller exceeds $100,000 (“Indemnification Deductible”) and then only until such aggregate amount reaches $10,000,000 (“Indemnification Cap”). Seller shall have no liability or obligation to indemnify Purchaser with respect to a breach of any representation or warranty based on any facts or circumstances within Purchaser’s Knowledge. The Indemnification Cap shall not apply to any Damages resulting from or arising out of any fraudulent act by Seller. In addition, neither the Indemnification Deductible nor the Indemnification Cap shall apply to Seller’s indemnification obligations under Section 9.1(a)(iii).

(b)           By Purchaser. Purchaser covenants and agrees to defend, indemnify and hold harmless Seller and its officers, directors, employees, agents, advisers, representatives and Affiliates (collectively, the “Seller Indemnitees”) from and against any and all Damages resulting from or arising out of:

(i)            any inaccuracy of any representation or warranty made by Purchaser in this Agreement or in connection therewith;

(ii)           any material failure of Purchaser to perform any covenant or agreement hereunder or fulfill any other obligation in respect thereto; or

(iii)          any and all claims by any third party arising out of the conduct of the Division by Purchaser or Purchaser’s ownership, operation or use of the Assets following the Closing Date, or

(iv)          any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs and expenses, including reasonable attorney’s and accountant’s fees incurred in the investigation and defense of the foregoing or in asserting any of Seller’s Indemnities respective rights under this Article 9.1(b);

(v)           any action or omission by or on behalf of Purchaser or an Affiliate that increase any amounts payable by Purchaser under Paragraph (a) of this Section.

Purchaser shall not be required to indemnify any Seller Indemnitee with respect to any claim for indemnification unless and until the aggregate amount of all claims against Seller exceeds the Indemnification Deductible and then only until such aggregate amount reaches the Indemnification Cap; provided, however, neither the Indemnification Deductible nor the Indemnification Cap shall apply to Purchaser’s indemnification obligations under Section 9.1(b)(iii).

(c)           Notwithstanding anything in this Agreement to the contrary, the Purchaser’s post-closing Indemnification provisions contained in this Article 9 shall survive Closing.

(d)           Except for claims alleging fraud or actions for injunctive relief, this Article 9 provides the exclusive means by which any Party may assert or bring any claim for Damages or Loss or other relief against the other party for any breach of or default under this Agreement.

9.2.         Claims. Any Purchaser Indemnitee or Seller Indemnitee claiming it may be entitled to indemnification under this Article 9 (the “Indemnified Party”) shall give prompt notice to the other party (the “Indemnifying Party”) of each matter, action, cause of action, claim, demand, fact or other circumstances upon which a claim for indemnification (a “Claim”) under this Article 9 may be based. Such notice shall contain, with respect to each Claim, such facts and information as are then reasonably available, and the specific basis for indemnification hereunder. Failure to give prompt notice of a claim hereunder shall not affect the Indemnifying Party’s obligations under this Section, except to the extent the Indemnifying Party is prejudiced by such failure.

(a)           Defense of Actions. The Indemnified Party shall permit the Indemnifying Party, at the Indemnifying Party’s option and expense, to assume the complete defense of any Claim based on any action, suit, proceeding, claim, demand or assessment by any third party with full authority to conduct such defense and to settle or otherwise dispose of the same and the Indemnified Party will fully cooperate in such defense; provided the Indemnifying Party will not, in defense of any such action, suit, proceeding, claim, demand or assessment, except with the consent of the Indemnified Party (which consent will not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement which provides for any relief other than the payment of monetary Damages and which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release from all Liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such action, suit, proceeding, claim, demand or assessment, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those actions, suits, proceedings, claims, demands or assessments with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense, at its cost and expense, and will consult with the Indemnifying Party prior to settling or otherwise disposing of any of the same. Notwithstanding anything to the contrary herein, with respect to any Claim asserted by a governmental entity relating to Taxes, the Indemnifying Party shall be entitled to participate in the defense, but the Indemnified Party shall control such defense. The Indemnified Party will not settle any such Claim without the prior consent of the Indemnifying Party, such consent not to be unreasonably withheld.

(b)           Limitation, Exclusivity. No Claim shall be made or have any validity unless the Indemnified Party shall have given written notice of such Claim to the Indemnifying Party prior to the date set forth in Section 9.4 for such claim. If full recovery under any such Claim is not had within three (3) months of such written notice, arbitration must be commenced within thirty (30) days following the end of such three-month period or such Claim shall be invalidated. This Article 9 provides the exclusive means by which a party may assert Claims and the Arbitration and Dispute Resolution provisions of this Agreement, as set forth below, provide the exclusive means by which a Party may bring actions against the other Party with respect to such breaches

9.3.         Indemnification for Brokerage Claims. Seller and Purchaser shall mutually indemnify the other against any claim for brokerage or like commission arising from its conduct or alleged conduct.

9.4.         Survival of Representations and Warranties, etc. The representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement, any examination by or on behalf of the parties hereto and the completion of the transactions contemplated herein, but only to the extent specified below:

(a)           except as set forth in clause (b) below, the representation and warranties contained in Section 4.1 (Seller’s Representations and Warranties) and Section 4.2 (Purchaser’s Representations and Warranties) shall survive for a period of two (2) years following the Closing Date;

(b)           the representations and warranties contained in Sections 4.1.1 (Authorization), 4.1.2 (Seller’s Corporate Status), 4.1.3 (Conflicts) and 4.2.1 (Purchaser’s Corporate Status), shall survive without limitation.

ARTICLE 10

MISCELLANEOUS

10.1.       Expenses. Except as otherwise provided in this Agreement, Seller, on the one hand, and Purchaser, on the other hand, shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith (the “Transaction Expenses”), whether or not the transactions contemplated hereby shall be consummated.

10.2.       Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

10.3.       Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or (c) sent by next-day or overnight mail or (d) telecopy.

(i)            if to Purchaser,

Symmetry Medical New Bedford, LLC

Attn: Fred L. Hite, Chief Financial Officer

220 W. Market Street

Warsaw, Indiana 46580

with a copy to:

Barrett & McNagny, LLP

Attn: Samuel J. Talarico, Jr., Esq.

215 East Berry Street

Fort Wayne, Indiana 46802

(ii)           if to Seller,

DePuy Orthopaedics, Inc.

700 Orthopaedic Drive

Warsaw, IN 46580

Attn: President

with a copy to:

Vice President, Law and Secretary

DePuy Orthopaedics, Inc.

700 Orthopaedic Drive

Warsaw, IN 46580

Fax No. (574) 372-7596

or, in each case, at such other address as ay be specified in writing to the other parties hereto.

All such notices, requests, demands, waivers and other communications shall be deemed to have been received and effective when actually received of refused by the addressee.

10.4.       Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

10.5.       Entire Agreement. Before signing this Agreement the parties have had numerous conversations including, without limitation, preliminary discussions, formal negotiations and informal conversations at meals and social occasions, and have generated correspondence and other writings, in which the parties discussed the transaction which is the subject of this Agreement and their aspirations for success. In such conversations and writings, individuals representing the parties may have expressed their judgments and beliefs concerning the intentions, capabilities, and practices of the parties, and may have forecasted future events. The parties recognize that such conversations and writings often involve an effort by both sides to be positive and optimistic about the prospects for the transaction. However, it is also recognized that all business transactions contain an element of risk, as does the transaction contemplated by this Agreement, and that it is normal business practice to limit the legal obligations of contracting parties to only those promises and representations which are essential to their transaction so as to provide certainty as to their respective future rights and remedies. Accordingly, other than the Confidentiality Agreement entered into between the parties, this Agreement and the Collateral Agreements are intended to define the full extent of the legally enforceable undertakings and representations of the parties hereto, and no promise or representation, written or oral, which is not set forth explicitly in such Agreements is intended by either party to be legally binding. Each of the parties acknowledge that in deciding to enter into this Agreement and to consummate the transaction contemplated hereby none of them has relied upon any statements or representations, written or oral, other than those explicitly set forth herein or therein. The language of this Agreement shall for all purposes be construed as a whole, according to its fair meaning, not strictly for or against either party, and without regard to the identity or status of any person who drafted all or any part of it.

10.6.       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

10.7.       Governing Law, etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of Indiana, without giving effect to the conflict of laws rules thereof to the extent that the application of the law of another jurisdiction would be required thereby. Purchaser and Seller hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Indiana and the Federal courts of the United States of America located in the State of Indiana, City of Fort Wayne and County of Allen solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any of such document may not be enforced in or by said courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such an Indiana State or Federal court.

10.8.       Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

10.9.       Assignment and Recording. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other party hereto, provided that either party may assign this Agreement to any wholly owned Subsidiary or Affiliate of the assignor or to any lender to Purchaser or any Subsidiary or Affiliate thereof as security for obligations to such lender in respect of the financing arrangements entered into in connection with the transactions contemplated hereby and any refinancings, extensions, refundings or renewals thereof, provided, further, that no assignment to any such lender shall in any way affect Purchaser’s obligations or Liabilities under this Agreement. Neither this Agreement nor any memorandum regarding this Agreement shall be recorded without the prior written consent of the parties.

10.10.     No Third Party Beneficiaries. Except as provided in Section 9 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

10.11.     Amendment; Waivers, etc. No amendment, modification or discharge of this Agreement and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of Purchaser (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that Purchaser or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate. At any time and from time to time prior to the Closing, the parties hereto may by written agreement signed by both parties, (a) extend the time for, or waive in whole or in part, the performance of any obligation of any party hereto under this Agreement, or (b) waive any inaccuracy in any representation, warranty or statement of any party hereto.

10.12.     Forward Looking Statements and Projections

(a)           In connection with Purchaser’s investigation of the Division, Purchaser has received from Seller various forward-looking statements regarding the Division (including the estimates, assumptions, projections, forecasts and plans furnished to it collectively, the “Forward-Looking Statements”). Purchaser acknowledges and agrees (i) there are inherent uncertainties inherent in attempting to make the Forward-Looking Statements; (ii) Purchaser is familiar with such uncertainties; (iii) Purchaser is taking full responsibility for making its own investigation, examination and evaluation of the Division and has employed outside professionals to assist it with the foregoing; (iv) Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements; (v) it is not relying on any Forward-Looking Statement in any manner whatsoever, and (vi) with respect to the foregoing, Purchaser shall have no claim against Seller with respect thereto.

(b)           Seller makes no representation or warranty with respect to the reasonableness of the assumptions underlying any Forward-Looking Statement. In addition, Seller makes no representation or warranty with respect to any Forward-Looking Statement made (i) in the Data Room (iii) any presentation by Seller to Purchaser, (iii) in any supplemental due diligence information provided to Purchaser, (iv) in connection with Purchaser’s discussions with management of the Division, (v) in negotiations leading to this agreement, or (vi) in any other circumstance.

10.13      Dispute Resolution.

(a)           Negotiation.  The parties shall attempt to resolve any dispute arising out of or relating to this Agreement, whether with respect to a breach, indemnification or otherwise (each a “Dispute”), promptly by good faith negotiation among representatives who have authority to resolve the controversy.  Any party shall give the other party written notice of any Dispute not resolved in the normal course of business.  Within fifteen (15) business days after delivery of such notice, the receiving party shall submit to the other party a written response.  The notice and the response shall include (i) a statement of the party’s concerns and perspectives on the Dispute, (ii) a summary of supporting facts and circumstances, and (iii) the identity of the representative who will represent such party.  Within thirty (30) calendar days after delivery of the original notice, the representatives of the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.  All negotiations pursuant to this subsection and subsection (b) below are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)           Mediation.  If a Dispute is not resolved by discussion between the parties, either party may by notice to the other party require mediation of such Dispute, which notice shall identify the names of no fewer than three (3) potential mediators.  Each party agrees to participate in mediation of the Dispute and will in good faith attempt to agree upon a mediator.  If the parties are unable to agree upon a mediator within fifteen (15) business days after such notice, or if such Dispute shall not have been resolved by mediation within sixty (60) days after such notice, then either party may file for arbitration pursuant to subsection (c) below.  All expenses of the mediator shall be equally shared by the parties.

(c)           Binding Arbitration.

(i)            Any Dispute with respect to which a party files for arbitration in accordance with subsection (b) above, or that has not been resolved by mediation within forty-five (45) days of the initiation of such procedure, or that has not been resolved prior to the termination of mediation, shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect on the date of this Agreement.

(ii)           The AAA shall suggest a panel of arbitrators, each of whom shall be knowledgeable with respect to the subject matter of the Dispute.  Arbitration shall be before a sole arbitrator if the parties agree on the selection of a sole arbitrator.  If not, arbitration shall be before three independent and impartial arbitrators, all of whom shall be appointed by the AAA in accordance with its rules.

(iii)          The place of arbitration shall be Warsaw, Indiana.

(iv)          The award rendered by the arbitrators shall be in writing and shall include a statement of the factual bases and the legal conclusions relied upon by the arbitrators in making such award.  The arbitrators shall decide the Dispute in compliance with the applicable substantive law and consistent with the provisions of this Agreement, including limits on damages.  The award rendered by the arbitrators shall be final and binding, and judgment upon the award may be entered by any court having jurisdiction.

(v)           All matters relating to the enforceability of the arbitration provisions of this Agreement and any arbitration award rendered pursuant to this Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1-16.  The arbitrators shall apply the substantive law of the State of Indiana, exclusive of any conflict of law rules.

(vi)          Nothing in this Section 10.13 shall limit the rights of the parties to obtain provisional, ancillary or equitable relief from a court of competent jurisdiction.

(vii)         Expenses.  Each party shall pay its own expenses of arbitration and the fees, costs and expenses of the arbitrators and the arbitration shall be equally shared; provided, however, if in the opinion of the arbitrators any claim by either party hereunder or any defense or objection thereto by the other party was unreasonable and not made in good faith, the arbitrators may assess as part of the award, all or any part of the arbitration expense (including, without limitation, reasonable attorneys’ fees) of the non-offending party and of the arbitrators against the party raising such unreasonable claim, defense or objection.  Nothing herein shall prevent the parties from settling the Dispute by mutual agreement at any time.

IN WITNESS WHEREOF, the parties have caused their duly executed officer to sign this Agreement as of the date first above written.

SYMMETRY MEDICAL NEW BEDFORD, LLC

By:	/s/ Fred L. Hite
Title:	Chief Financial Officer

SYMMETRY NEW BEDFORD REAL ESTATE, LLC

By:	/s/ Fred L. Hite
Title:	Chief Financial Officer

DEPUY ORTHOPAEDICS, INC.

By:	/s/ Mark T. Piazza
Title:	Vice President

EXHIBITS AND DISCLOSURE SCHEDULES

TO THE

PURCHASE AGREEMENT

BY AND AMONG

SYMMETRY MEDICAL NEW BEDFORD, LLC

and

SYMMETRY NEW BEDFORD REAL ESTATE, LLC

(Collectively the Purchaser)

and

DEPUY ORTHOPAEDICS, INC.

(Seller)

DATED: December 14, 2007

Exhibits

Exhibit A – Form of Supply Agreement

Exhibit B – Form of Transition Services Agreement

Exhibit C – Form of Lease Agreement

Schedules

Schedule 2.1 – Asset Listing

Schedule 2.2 – Excluded Assets

Schedule 4.1.3 – No Conflict

Schedule 4.1.5 – Changes and Events

Schedule 4.1.6 – Litigation

Schedule 4.1.7(a) – Exceptions to Compliance

Schedule 4.1.7(b) – Gov. Approvals & Consents

Schedule 4.1.9 – Assets with Liens

Schedule 4.1.10(a) – Agreements, Contracts, Commitments & Other Instruments

Schedule 4.1.10(c) – Defaults and Consent

Schedule 4.1.11 – Inventories

Schedule 4.1.12 – Suppliers of Raw Material and Suppliers Greater than $25,000 Annually

Schedule 4.1.15(a) – Real Property

Schedule 4.1.16(a) – Environmental Permits

Schedule 4.1.16(c) – Actions Resulting or likely to Result in Liability or Obligation Related to Environmental Conditions or Hazardous Substances

Schedule 4.1.16(d) – Other Conditions Related to Environmental or Hazardous Substances

Schedule 4.1.17 – Employees, Labor Matters

Schedule 4.1.18 – Employee Benefit Plans and Related Matters

Schedule 4.1.22 – Financial Statements

Schedule 4.1.23 – Taxes

Schedule 4.1.25 – Schedule of Insurance

Schedule 4.2.2 – Government Approval or other Consent required in Connection with the Execution and Delivery of the Agreement or the Collateral Agreements

Schedule 6.2.5 – Software Applications

Schedule 7.1 – Comparable Employment to Employees

Schedule 7.3 – Periods of Service of Continuing Employees

Schedule 7.5 – Vacation Accrual